Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on YD Bio Limited’s Form S-8 of our report dated March 11, 2025 with respect to the financial statements of Breeze Holdings Acquisition Corp. as of, and for each the years ended December 31, 2024 and 2023 included in YD Bio Limited’s Registration Statement on Form F-1 (No. 333-290471).

/s/ Marcum LLP

New York, NY

January 2, 2026